As filed with the Securities and Exchange Commission on November 12, 2009
Registration No. 333-74871

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

POMEROY IT SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1227808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1020 Petersburg Road Hebron, Kentucky	41048
(Address of Principal Executive Offices)	(Zip Code)

1998 Employee Stock Purchase Plan

(Full title of the plans)

Kristi P. Nelson
General Counsel & Senior Vice President of Human Resources
Pomeroy IT Solutions, Inc.
1020 Petersburg Road
Hebron, Kentucky  41048

(Name and Address of Agent for Service)

(859) 586-0600

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-74871) (the "Registration Statement") of Pomeroy IT Solutions, Inc. ("Pomeroy"), formerly Pomeroy Computer Resources, Inc.

Pomeroy, Project Skyline Intermediate Holding Corporation, a Delaware corporation ("Parent"), and Project Skyline Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MergerSub"), entered into an agreement and plan of merger dated as of September 25, 2009 (the "Merger Agreement"). On November 11, 2009, at a special meeting of the stockholders of Pomeroy, the stockholders of Pomeroy voted to adopt the Merger Agreement.

On November 12, 2009 (the "Effective Time"), Pomeroy filed a certificate of merger with the Secretary of State of the State of Delaware, pursuant to which MergerSub was merged with and into Pomeroy, with Pomeroy continuing as the surviving corporation (the "Merger"). At the Effective Time, each outstanding share of common stock of Pomeroy (other than (i) shares held by any of Pomeroy’s stockholders who are entitled to and who properly exercise appraisal rights under Delaware law; (ii) shares Pomeroy or its subsidiaries own; and (iii) shares Parent or MergerSub own) was automatically converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, Pomeroy has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Pomeroy in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of its common stock which remain unsold at the termination of the offering, Pomeroy hereby removes from registration all shares of its common stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hebron, in the State of Kentucky on November 12, 2009.

Pomeroy IT Solutions, Inc.

/s/ Christopher C. Froman
By:	Christopher C. Froman
President and Chief Executive Officer
(Principal Executive officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher C. Froman	President and Chief Executive Officer	November 12, 2009
Christopher C. Froman	(Principal Executive Officer) and Director

/s/ Craig J. Propst	Chief Financial Officer (Principal Financial	November 12, 2009
Craig J. Propst	Officer and Accounting Officer)

/s/ David G. Boucher	Director	November 12, 2009
David G. Boucher

/s/ Ronald E. Krieg	Director	November 12, 2009
Ronald E. Krieg

	Director	November 12, 2009
David B. Pomeroy, II

/s/ Richard S. Press	Director	November 12, 2009
Richard S. Press

/s/ Michael A. Ruffolo	Director	November 12, 2009
Michael A. Ruffolo

	Director	November 12, 2009
Jonathan Starr

/s/ Debra E. Tibey	Director	November 12, 2009
Debra E. Tibey